Exhibit 10.9.2

Execution Version
[Translation of Chinese original]

Capital Increase Agreement

By and among
Redgate Interactive Advertising (Beijing) Co., Ltd.
All Natural Persons Listed in Appendix 1
And
Shanghai FLOG Media Culture Co., Ltd.
November 24, 2007
Shanghai Office
King & Wood PRC Lawyers

Table of Contents

Article Heading		Page

1.	Definitions	1
2.	Capital Increase	3
3.	Conditions Precedent	5
4.	Undertakings	7
5.	Completion of Capital Increase	7
6.	Warranties	9
7.	Confidentiality	10
8.	Liability for Breach of Contract	11
9.	Assignment	11
10.	Termination and Rescission	11
11.	Governing Law and Dispute Settlement	11
12.	Notice	12
13.	Entire Agreement	13
14.	Severability	14
15.	Waiver	14
Appendix 1 Existing Shareholders		1
Appendix 2 Balance Sheet		1
Appendix 3 Warranties		1
Appendix IV Disclosure Letter		1
Appendix V Form of Employment Contract		1
Appendix VI Form of Non-competition Agreement		1
Appendix VII Non-competition Agreement (to be signed with Shanghai Syndicate Advertising Co., Ltd.)		1

The Capital Increase Agreement (the “Agreement”) was made on November 24, 2007 in Beijing, China by and among the following parties:
(1)	Redgate Interactive Advertising (Beijing) Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with the registered address at Rm. B-1807-B, Jianwai SOHO No. 23 Building (South Tower), No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing, China (“Investor”);

(2)	All natural persons listed in Appendix 1 (“Existing Shareholders”); and

(3)	Shanghai FLOG Media Culture Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with the registered office at Rm. 115, No. 2126 Zhengnan, Donghai Village, Caojing Town, Jinshan District, Shanghai, China (“Company”).
(The Investor, the Existing Shareholders and the Company are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.)
Whereas:
(A)	The Company was established on January 16, 2007, with the registered capital of RMB Six hundred and eighty-three thousand one hundred (RMB683,100) as of the date of the Agreement;

(B)	The proportions of the equity interest of the Existing Shareholders in the Company as of the date of the Agreement are listed in Appendix 1 (Existing Shareholders). According to the resolutions of the shareholder’s meeting adopted on November 24, 2007, the Investor desires to subscribe for the Capital Increase (defined as below) according to the terms and conditions of the Agreement;

(C)	The Existing Shareholders agree to make several representations, warranties and undertakings concerning the Capital Increase contemplated hereunder to the Investor.
Therefore, it is agreed as follows:
1.	Definitions

1.1	The terms used in the Agreement shall have the following meanings:

“Related Party” means, in respect of any party hereto, any company, partnership or other entity which controls, is controlled by or is under the common control with, that party directly or indirectly; if such party is a natural person, Related Party refers to his/her spouse or relatives. (For the purpose of this definition, the word “Control” means having the control right over that party by direct or indirect ownership of the voting equity of that party, or, by means of agreement or other arrangement);

“Restated Articles of Association” refers to the amended Articles of Association signed on the date of the Agreement;

“Accounts” refers to accounting books of the Company during the financial period up to the Balance Sheet Date;

“Balance Sheet” refers to the balance sheet up to the Balance Sheet Date as listed in Appendix 2 hereto;

“Balance Sheet Date” refers to September 30, 2007;

“Board of Directors” refers to the Company’s board of directors;

“Business Day” refers to a day on which banks in China are open to the public for business (exclusive of Saturdays, Sundays and statutory holidays);

“Completion of Capital Increase” refers to the confirmation by the Parties according to Article 5.1 hereof that the Conditions Precedent have been fulfilled or waived;

“Conditions Precedent” refers to the conditions as specified in Article 3.1 hereof;

“Expenses” means any kind of liabilities, losses, damages, costs (including legal costs) and expenditures (including taxes and duties);

“Disclosure Letter” refers to a letter signed and delivered to the Investor by the Company prior to or on the date of the Agreement to disclose exceptions from Warranties, provided that all affairs disclosed must be specific and complete and correspond to the reference numbers of Appendix 3 (refer to Appendix 4 hereto);

“Encumbrance” refers to any mortgage, pawn, lien, option, right to sell, priority, preemptive right and security interest in any nature;

“Capital Increase” refers to the capital of RMB fifteen million (RMB15,000,000) (“Capital Increase Amount”) to be subscribed for by the Investor in the Company according to the Agreement to increase the Company’s registered capital to RMB seven hundred and sixty-five thousand and thirty-five (RMB765,035);

“Government Approval” refers to all approval documents issued by the Chinese governmental authorities concerning issues as mentioned herein;

“Key Management Personnel” refers to Baohe Meng, Ting Wang, Yulong Wang, Xiaohua Fu, Jing Yang and Xiaodong Lan;

“Co-managed Account” refers to a special bank account opened by the Company and the Investor in the name of the Investor with [Agriculture Bank of China], where the seal of the Company’s legal representative (namely, Baohe Meng) is reserved, with A/C.: ;

“Intellectual Property” includes patents, patent application, utility models, trademarks, service logos, registered designs, copyrights, technical drawings, trade names, database rights, domain names, brand names, computer software programs and systems, know-how, inventions, creations, confidential information and other industrial or commercial intellectual property rights (whether they are registered or not, or whether they may be registered or not), and all application documents for registration or protection of such items;

“License” refers to the licenses, consents, authorizations, orders, warranties, confirmations, permits, certificates and approvals which are necessary or required for existing, past and future operation activities of the Company;

“Lawsuit” includes claims, legal actions, legal proceedings, suits, litigations, prosecution, investigation, inquiry or arbitration in which the Company is involved (exclusive of lawsuits to which the Company is a plaintiff to recover debts and liabilities during its normal operation);

“China” means, for the purpose of the Agreement, the mainland of the People’s Republic of China, exclusive of Hong Kong SAR, Macao SAR and Taiwan;

“Renminbi” or “RMB” refers to the legal currency of the People’s Republic of China;

“Social Insurance” refers to pension, house accumulation fund, unemployment insurance, industrial injury insurance, medical insurance and comprehensive insurance which the Company must pay for its staff members and workers in accordance with the state and Shanghai laws and policies, and any other social security fund as required by the Chinese government;

“Taxes” refers to any and all taxes and duties payable (including, but not limited to, any income tax, sales tax, stamp tax and other kinds of taxations, tariff, fees, expenditures, deductions, fines or withholding tax which are imposed, collected or apportioned). “Taxation” shall also be construed correspondingly;

“Warranties” refers to representations and warranties made by the Company and Existing Shareholders to the Investor, as mentioned in Appendix 3 hereto;

1.2	Headings

The headings of all clauses are inserted only for the reference and shall not affect the interpretation of the Agreement.

1.3	Reference

Reference to Chinese laws includes reference to any laws, regulations, and policies with legal force or other subsidiary legislations within China. Reference to laws includes reference to their respective amendments or modifications. Reference to the Agreement or any contract includes reference to the modified, amended or renewed contracts.

1.4	Appendices

The appendices comprise such appendices as listed in the Table of Contents hereof. The appendices shall be integral part hereof and have equal legal force.

2.	Capital Increase

2.1	If the Conditions Precedent are fulfilled, the Investor shall invest RMB fifteen million (RMB15,000,000) in the Company according to the Agreement, and an amount of RMB eighty-one thousand nine hundred and thirty-five (RMB81,935) shall be accounted into the Company’s registered capital, and the balance of RMB fourteen million nine hundred and eighty thousand and sixty-five (RMB14,918,065) shall be accounted into the Company’s capital reserves. After Completion of Capital Increase as mentioned herein, the shareholders of the Company and their capital contributions and shareholding proportion shall be as shown in the following table:

		Proportion in
Shareholders	Capital Contributions (RMB)	Registered Capital
Redgate Interactive Advertising (Beijing) Co., Ltd.	81,935	10.71%
Baohe Meng	372,700	48.72%
Chunhong Xu	93,200	12.18%
Ting Wang	34,100	4.46%
Zhihong Zhang	183,100	23.93%
Total	765,035	100%
2.2	Subject to each party’s adjustment of the Capital Increase Amount according to Articles 2.3 to 2.6 hereof, the Capital Increase Amount contemplated hereunder shall be RMB fifteen million (RMB15,000,000).

2.3	In consideration of the Company’s net asset value, historical performance, market share and other factors (especially the information disclosed by Existing Shareholders and the Company to the Investor), the Company’s equity value after Completion of the Capital Increase shall be calculated as follows: value of the Company’s equity interest = 7 × RMB twenty million (RMB20,000,000) of the forecasted profit after-tax for 2007 (for the purpose of Article 2, from December 1, 2007 to November 30, 2007) as audited by the auditors according to American Accounting Standards = RMB one hundred and forty million (RMB140,000,000).

2.4	If the actual amount of the profit after-tax for 2007 as audited is less than such amount, the equity value shall be adjusted downward correspondingly. In such case, the Company need not refund any surplus to the Investor, but the Company’s shareholding shall be adjusted as follows:

Investor’s shareholding:

(RMB15,000,000 / actual amount of the profit after-tax for 2007 as audited × 7) ×100%

The Existing Shareholders shall make an equity transfer to the Investor without consideration in order to realize the aforesaid adjustment.

Existing Shareholders’ shareholding:

1 – (RMB15,000,000 / actual amount of the profit after-tax for 2007 as audited × 7) ×100%

2.5	If the actual amount of the profit after-tax for 2007 as audited is more than such value, the equity value shall be adjusted upward correspondingly. In such case, the Capital Increase Amount to be paid by the Investor shall be: (actual amount of the profit after-tax for 2007 as audited × 7) ×10.71% and the difference between such result and the Capital Increase Amount shall be made up by the Investor. The shareholding of the Investor and all Existing Shareholders shall remain unchanged thereafter.

2.6	Notwithstanding the provisions of Article 2.5 above, if the actual amount of the profit after-tax for 2007 as audited is more than RMB25,000,000, the Investor shall not pay any additional Capital Increase Amount for the part in excess of RMB25,000,000 and its shareholding in the Company shall remain unchanged.

2.7	For the avoidance of doubt, the auditor as mentioned in the preceding paragraphs in charge of the auditing of the Company’s profit after-tax shall be PricewaterhouseCoopers or another international accounting firm with the same level of reputation or an auditor agreed otherwise by the Parties in writing which shall have the corresponding qualifications and good market reputation.

2.8	Where the Company’s shareholding or the Capital Increase Amount changes as mentioned herein, Existing Shareholders and the Company shall cooperate with the Investor in obtaining all government approvals as soon as possible in accordance with Chinese laws and go through all necessary procedures with relevant authorities.

2.9	Notwithstanding the provisions of Article 2.4 above, if the actual amount of the profit after-tax for 2007 as audited is a negative value, the Investor shall have the right to require Existing Shareholders to refund the total Capital Increase Amount promptly. In such case, the Agreement and Restated Articles of Association shall be terminated immediately. Existing Shareholders and the Company shall cooperate with the Investor in handling all necessary procedures for refund of the Capital Increase Amount and the Investor shall execute relevant legal documents with Existing Shareholders to transfer, without consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion.

3.	Conditions Precedent

3.1	Transactions as mentioned in Article 2 hereof shall not be completed until the following conditions are fulfilled or waived by the Investor in writing:
3.1.1	The Company’s shareholders’ meeting has adopted all necessary resolutions to:
(i)	approve the transactions as mentioned herein;

(ii)	approve the acceptance of the Capital Increase by the Investor as mentioned in the Agreement;

(iii)	approve amendment to the original Articles of Association of the Company; and

(iv)	The Existing Shareholders waive their pre-emptive rights.
3.1.2	The Existing Shareholders and the Investor have executed the Restated Articles of Association;

3.1.3	The Warranties made hereunder are true, accurate and complete and are not misleading on the date of the Agreement and the Completion of Capital Increase;

3.1.4	The Company has submitted to the Investor a letter signed by its authorized representative, confirming that there are not circumstances which may have any material adverse effect upon the Company’s operation or financial conditions up to the date of the Completion of Capital Increase;
3.1.5	The procedures for alteration of industrial and commercial registration in respect of the Capital Increase have been completed, the register of shareholders has been modified correspondingly and the Investor has obtained the capital contribution certificate issued by the Company;

3.1.6	The Company has the Board of Directors which comprises five (5) directors, of whom one director appointed by the Investor, namely, Ying Zhu, has been duly appointed;

3.1.7	The Company has executed with all its staff members and workers the formal employment contracts and paid various social insurance premiums for them in accordance with Chinese laws and regulations. The Company has executed with all Key Management Personnel the employment contracts in the form as mentioned in Appendix 5 hereto;

3.1.8	The Company has executed with all its staff members and workers the employment contracts which contain clauses of confidentiality obligations. The Company has executed with all Key Management Personnel the non-competition agreements in the form as mentioned in Appendix 6 hereto;

3.1.9	As to the Agreement for Subscription for Increased Capital between the Company and each of Existing Shareholders in January 2007, Existing Shareholders have executed a supplementary agreement, agreeing on the right of Zhihong Zhang to make additional investment to the Company and other affairs which may affect the Capital Increase such as changes in equity based on performance, which have been acknowledged by the Investor; and

3.1.10	The Company has executed with Shanghai Syndicate Advertising Co., Ltd. the non-competition agreement (as mentioned in Appendix 7 hereto), the contents of which have been acknowledged by the Investor.
3.2	The Company and Existing Shareholders undertake to make all reasonable efforts to ensure that the Conditions Precedent as mentioned in Article 3.1 hereof are fulfilled as soon as possible provided that the Investor has made payment as mentioned in Articles 5.2 and 5.3 hereof, and in any event, they shall be fulfilled within three (3) months from the date of the Agreement.

3.3	The Investor shall have the right to waive all or part of the Conditions Precedent as mentioned in Article 3.1 hereof at its own discretion with a written notice to the Company and Existing Shareholders.

3.4	Unless the Investor waives any of the Conditions Precedent, in case the Conditions Precedent cannot be fulfilled within three (3) months from the date of the Agreement, the Investor shall have the right to terminate the Agreement immediately according to the procedures as mentioned in Article 5.7 hereof after issuing a written notice to the Company and Existing Shareholders without taking any liability therefor. However, if the failure to fulfil all the Conditions Precedent is resulted from either the Company or Existing Shareholders violating Article 3.2 hereof, termination of the Agreement shall not affect the default liability to be assumed by the breaching party.

4.	Undertakings

4.1	Before Completion of Capital Increase, except with the Investor’s written consent, the Company and Existing Shareholders shall ensure and procure that:
4.1.1	The Company shall take all reasonable measures to preserve and protect all its assets;

4.1.2	They shall disclose rapidly all information to the Investor which the Company or Existing Shareholders are aware of and may constitute facts or events (whether they exist on or prior to or subsequent to the date of the Agreement) in breach of Warranties made then in terms of facts and circumstances upon the Completion of Capital Increase;

4.1.3	The Company shall not conduct any activity which may disturb seriously or delay improperly the completion of the transactions as mentioned herein or which may constitute a violation of Warranties hereunder;

4.1.4	The Company shall not arbitrarily conduct any activity subject to the consent of the shareholders’ meeting or the Board of Directors in accordance with laws or the Articles of Association; and

4.1.5	The Company will not enter into any other agreement, contract or arrangement, or make any transaction, except during normal operation and with the Investor’s written consent.
4.2	If prior to the Completion of Capital Increase, the Company or Existing Shareholders violate materially their respective undertakings or Warranties under Article 4 hereof or other obligations hereunder, the Investor shall have the right to rescind the Agreement unconditionally without taking any liability and require the Company to refund the Capital Increase Amount paid by the Investor (if any). In addition, the Company and Existing Shareholders shall assist with the Investor in handling all required procedures (including, but not limited to, presenting the seal of the Company’s legal representative — Baohe Meng — and executing all necessary documents, etc.) for refunding the Capital Increase Amount (if any) in the Co-Managed Account. If the procedures for alteration of industrial and commercial registration in respect of the Capital Increase have been completed, the Investor shall execute relevant legal documents with the Existing Shareholders and transfer, without any consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion.

4.3	The Company shall, within three (3) months after the Completion of Capital Increase, change the registered address, so that it shall be consistent with its actual business place in a way acceptable to the Investor.

4.4	The Company shall, within three (3) months after the Completion of Capital Increase, take over, without any consideration, all the remaining advertising business in connection with golf court from Shanghai Syndicate Advertising Co., Ltd., namely, the Company shall enter into a transfer agreement with Kunshan Fullrich Entertainment Co., Ltd. and Beijing CBD International Golf Club concerning the transfer affairs under the Cooperation Agreement for Court Advertisements to the satisfaction of the Investor.

5.	Completion of Capital Increase

5.1	The Company shall provide the Investor with relevant certification documents and issue a written notice within three (3) Business Days after all the Conditions Precedent are fulfilled or waived. The Parties shall, within three (3) Business Days after such a notice is issued, confirm in writing whether the Conditions Precedent have been fulfilled.

5.2	All parties agree that within seven (7) Business Days after the date of the Agreement, the Investor shall remit RMB eighty-one thousand nine hundred and thirty-five (RMB81,935) (equal to the increased amount of the Company’s registered capital) to the RMB account designated by the Company. All parties agree that the Company shall, within three (3) Business Days after receiving such amount, appoint a Chinese certified public accountant to verify the capital and issue the relevant capital verification report. The Company shall, within three (3) Business Days after the report is issued, apply to the relevant administration for industry and commerce for going through the procedures for alteration in order to reflect the aforesaid Capital Increase.

5.3	All parties agree that within seven (7) Business Days after the date of the Agreement, the Investor shall remit RMB four million nine hundred and eighteen thousand and sixty-five (RMB4,918,065) to the Co-Managed Account. Such amount shall be remitted to the RMB account designated by the Company within three (3) Business Days after Completion of Capital Increase.

5.4	All parties agree that within one (1) month after Completion of Capital Increase, the Investor shall pay one third of the Capital Increase Amount, totally RMB five million (RMB5,000,000), to the RMB account designated by the Company.

5.5	All parties agree that within two (2) months after Completion of Capital Increase, the Investor shall pay one sixth of the Capital Increase Amount, totally RMB two million five hundred thousand (RMB2,500,000), to the RMB account designated by the Company.

5.6	All parties agree that within three (3) months after Completion of Capital Increase, the Investor shall pay one sixth of the Capital Increase Amount, totally two million five hundred thousand (RMB2,500,000), to the RMB account designated by the Company.

5.7	The Parties shall make settlement through amiable negotiation where the Conditions Precedent as mentioned in Article 3.1 hereof have not been or cannot be fulfilled within three (3) months from the date of the Agreement or another date agreed upon by all parties. If no agreement is reached within fifteen (15) Business Days after negotiation, the Investor need not continue with Capital Increase and may, at its own discretion, notify Existing Shareholders and the Company in writing:
5.7.1	To terminate the Agreement without taking any legal liability and require the Company to refund the Capital Increase Amount paid by the Investor (if any) and pay the amount equal to the Capital Increase Amount (if any) to the Investor as the penalty. In addition, the Company and Existing Shareholders shall assist with the Investor in handling all necessary procedures (including, but not limited to, presenting the seal of the Company’s legal representative, executing all necessary documents and so on) for refunding such Capital Increase Amount in the Co-Managed Account.If the procedures for alteration of industrial and commercial registration in respect of the Capital Increase have been completed and the Company has refunded the Capital Increase Amount and paid the penalty, the Investor shall execute relevant legal documents with the Existing

Shareholders and transfer, without consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion; or
5.7.2	To perform the Agreement prior to a later date provided that the Company and Existing Shareholders can perform their respective unfulfilled obligations (including fulfillment of relevant Conditions Precedent). The Investor may: i) specify one or more dates on which the Company and Existing Shareholders shall fulfill their respective unfulfilled obligations; or ii) exempt the Company and Existing Shareholders from part of unfulfilled obligations, and specify a deadline prior to which the remaining unfulfilled obligations shall be performed; or iii) exempt the Company and Existing Shareholders from all their unfulfilled obligations; or

5.7.3	To extend the performance of the Agreement to another date that may be specified in the notice. In such case, if the Company or Existing Shareholders still fail to perform their obligations on such a later date, the provisions of Article 5.7 hereof shall apply.
5.8	The Company and Existing Shareholders agree to grant a grace period of fifteen (15) days where the Investor fails to or cannot pay the Capital Increase Amount at relevant stages according to the Agreement. The Parties shall make settlement through amiable negotiation where the Investor still fails to pay the amount due after expiration of the grace period. The Company and Existing Shareholders may, at their own discretion, issue a written notice to the Investor in case of no agreement made within fifteen (15) days:
5.8.1	To terminate the Agreement without taking any legal liability and refund of the Capital Increase Amount paid by the Investor (if any). In addition, the Investor shall assist with the Company and Existing Shareholders in handling all necessary procedures (including executing all necessary documents and so on) for withdrawing and receiving such Capital Increase Amount in the Co-Managed Account. If the procedures for alteration of industrial and commercial registration in respect of the Capital Increase have been completed, the Investor shall execute relevant legal documents with the Existing Shareholders and transfer, without any consideration, the Company’s equity interest held by it to the Existing Shareholders respectively according to their shareholding proportion; or

5.8.2	To choose a later date for the Investor to perform its unfulfilled obligations provided that the Investor can fulfill such obligations; or

5.8.3	To extend the performance of the Investor’s payment obligation to another date that may be specified in the notice. In such case, if the Investor still fails to perform its obligation on such a later date, the provisions of Article 5.8 hereof shall apply.
6.	Warranties

6.1	The Company and Existing Shareholders make representations and warranties to the Investor jointly and severally according to the terms of Appendix 3 hereto.

6.2	The Company and Existing Shareholders acknowledge that the Investor’s execution of the Agreement relies on these Warranties and undertakings set out in Article 4. Each undertaking or Warranty shall be deemed independent from others and (unless otherwise expressed) shall not be limited or restricted by any other Warranty or undertaking or any other terms of the Agreement.
6.3	Warranties shall be deemed as made on the basis of existing facts and circumstances on the date of the Agreement and prior to the Completion of Capital Increase.

6.4	The Company and Existing Shareholders undertake to notify the Investor in writing immediately when they are aware of any fact or event which may cause any Warranty to be untrue or incorrect or misleading in any aspect. The Investor agrees that if such fact or event occurs during the period from the date of the Agreement to the date of the Completion of Capital Increase and is attributable to force majeure, the Company and Existing Shareholders may be exempted from default liability hereunder as a result of the said untrue or incorrect or misleading Warranty after the Investor receives a written notice issued by the Company and Existing Shareholders according to Article 6.4 hereof; however, such notice shall not constitute a modification to the said Warranty.

6.5	The Company and Existing Shareholders agree to compensate the Investor’s direct or indirect losses in case of breach of their undertakings or Warranties hereunder.

6.6	The Investor agrees to compensate for direct or indirect losses caused to the Company and/or Existing Shareholders in case of breach of its undertakings or Warranties hereunder.

7.	Confidentiality

7.1	Without prior written consents of the other parties (such consent may not be withheld without any justified reason), no party may make any public announcement of the Agreement or any other or subsequent document executed concerning Capital Increase as mentioned herein, or any public announcement of the Capital Increase.

7.2	Unless otherwise stipulated in Articles 7.1 and 7.3 hereof, the Parties shall deem any information received or acquired as a result of execution of the Agreement and in connection with the following contents as confidential information and such information shall not be disclosed or used:
7.2.1	the terms of the Agreement or the terms of any agreement made on the basis of the Agreement;

7.2.2	negotiations in connection with the Agreement (and other relevant agreements or legal documents); or

7.2.3	business, financial conditions or other issues (including future plans and objectives) relating to any party hereto.
7.3	Under any of the following circumstances, restricted disclosure or use of the information as specified in Article 7.2 hereof shall not apply:
7.3.1	the information to be disclosed or used as required by laws or rules or regulations of any regulatory organization or any stock exchange;

7.3.2	the information required to be disclosed or used in order to empower the Parties with all interests under the Agreement;

7.3.3	the information required to be disclosed or used by any legal proceedings resulting from the Agreement or any other agreement which is made according to the Agreement; or information concerning taxation affairs of the disclosing party to be reasonably disclosed to the tax agency;

7.3.4	the information to be disclosed to one party’s professional advisors, provided that the party shall require the professional advisors to abide by the provisions of Article 7.2 hereof on protection of such information as if they were the parties to the Agreement;

7.3.5	the information already in public domain other than as a result of breach of the Agreement;

7.3.6	the information that other parties have made a prior written approval to disclose or use; and

7.3.7	the information developed by one party independently after Completion of Capital Increase.
8.	Liability for Breach of Contract

8.1	Any party who is in breach of the Agreement shall be responsible for losses caused to the non-breaching party as a result of its breach (including the expenditures as mentioned in Article 13 hereof if the Agreement is terminated or rescinded).

8.2	The Company and Existing Shareholders shall assume joint and several liabilities under the Agreement. The Existing Shareholders may not have recourse to the Company due to the Investor’s requirement for liabilities hereunder. The Investor may, at its own discretion, reduce or exempt the Company and/or Existing Shareholders from all or part of their respective liabilities to the Investor; however, such reduction or exemption shall not affect or impair its claims against other parties (no matter whether they assume joint and several liabilities).

9.	Assignment

Any party shall not assign any of its rights and interests hereunder without the prior written consent of the other parties.

10.	Termination and Rescission

If the Agreement is terminated or rescinded, the Parties shall, according to the Agreement, take necessary steps immediately to cause the funds in the Co-Managed Account to be available for use by the Company and Existing Shareholders or the Investor at their own discretion.

11.	Governing Law and Dispute Settlement

11.1	Governing Law

The Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

11.2	Arbitration
11.2.1	Each party shall do its utmost to settle any and all disputes arising from or relating to the Agreement through amiable negotiation. If a dispute cannot be settled in an amiable way within sixty (60) days after one party notifies the other parties, such dispute (including disputes over the effectiveness or existence of the Agreement) shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration according to the prevailing arbitration rules.

11.2.2	Arbitral awards shall be final and binding upon the Parties and may be enforced according to relevant rules.

11.2.3	Arbitration fee shall be borne by the losing party/parties or the party/parties specified by the arbitration tribunal. If one party deems it necessary to enforce arbitral awards via any kind of lawsuit, the breaching party/parties shall be responsible for all reasonable expenses and costs, including, but not limited to, reasonable legal fee and costs for any additional lawsuit or arbitration arising from the enforcement of arbitral awards by non-breaching party/parties.

11.2.4	All Parties shall perform the Agreement continually in all aspects during dispute settlement, except for those in dispute.
12.	Notice

12.1	All notices shall be written in Chinese and served to the following addresses or fax numbers (as the case may be) by hand, by registered airmail or by fax:

Redgate Interactive Advertising (Beijing) Co., Ltd.

Add.: Rm. B-1807-B, Jianwai SOHO No. 23 Building (South Tower), No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing

Attn.: Ying Zhu Tel: 010-58692980 Fax: 010-58692960

Baohe Meng Add.: Room 2309, Jinyulan Plaza, No. 1 Dapu Road, Luwan District, Shanghai, Tel: 021-53960860/0177-108/109 Fax: 021-53960056-114

Chunhong Xu Add.: Room 603, Shenfeng Building, No. 438 Tianyueqiao Road, Xuhui District, Shanghai, Tel: 021-54259865-216 Fax: 021-54259865-212

Ting Wang Add.: Rm. 502, Building 41, Dahuaqingshuiwan, No. 1005 Lane, Kaixuan Road North, Shanghai Tel: 021-53960860/0177-128/129 Fax: 021-53960056-114

Zhihong Zhang Add.: Room 3504, Building 1, No. 108 Lane, Shangcheng Road, Pudong District, Shanghai Tel: 65-62259200 Fax: 65-62259500

Shanghai FLOG Media Culture Co., Ltd., Add.: Room 2309, Jinyulan Plaza, No.1 Dapu Road, Luwan District, Shanghai Attn.: Baohe Meng Tel: 021-53960860 Fax: 021-53960056

12.2	As to any notice, correspondence or document made or sent under Article 12 hereof:
12.2.1	it shall be deemed as served on a Business Day of the destination if it is delivered with a written receipt at or prior to 17:00 on the same day, or it shall be deemed as served at 9:00 of the next Business Day of the destination if it is delivered later than 17:00 on a Business Day or at any time on a non-Business Day; or

12.2.2	it shall be deemed as served on the fifth (5th) Business Day after mailing if it is sent within China by postage prepaid EMS; or

12.2.3	it shall be deemed as served on the tenth (10th) Business Day after mailing if it is sent to or from any place outside of China by postage prepaid international courier service; or

12.2.4	it shall be deemed as served upon transmission by fax, with a transmission report which confirms successful transmission and an oral acknowledgement (the sender shall keep the record which bears his/her signature), or it shall be deemed as served at 9:00 of the next Business Day of the destination if it is delivered later than 17:00 on a Business Day or at any time on a non-Business Day.
12.3	During the term of the Agreement, each party shall have the right to change its contact address or fax number with a written notice to other parties hereto.

13.	Entire Agreement

13.1	The Agreement, as well as all agreements and/or documents as mentioned or expressly included herein, shall be the entire agreement among the Parties concerning the subject matter hereof and supersede all prior written or oral agreements, contracts, understandings and correspondences among the Parties concerning the subject matter.

13.2	If it is necessary to execute other agreements or documents in order to obtain the government approvals or to complete alteration procedures for implementing the equity transfer under the Agreement, the contents of such agreements or documents shall be consistent with those of the Agreement; otherwise, the Agreement shall prevail.

14.	Severability

If any provision of the Agreement is held invalid or unenforceable, such provision may not be performed (to the extent that is invalid or unenforceable), and shall be deemed as excluded from the Agreement; however, such invalidity or unenforceability shall not invalidate the remaining provisions hereof. The Parties shall do their reasonable utmost to supersede such invalid and unenforceable provision with an effective and enforceable one, and the validity of the superseding provision shall have the same effect as the originally intended effect of such invalid and unenforceable provision as far as possible.

15.	Waiver

Any party’s failure to exercise, or delay in exercise of, any right or remedy hereunder shall not be deemed a waiver or alteration of such right or remedy. Any party’s rights and remedies hereunder or according to the Agreement shall be accumulative.
The Agreement is written in Chinese and has been signed by duly authorized representatives of the Parties in Beijing, China. The Agreement is made in nine (9) copies, one (1) for each party and the remaining used for the procedures of the government approvals.

Execution Page

Redgate Interactive Advertising (Beijing) Co., Ltd.
Signature:	/s/ Yin Zhu
	Name:	Yin Zhu
	Title:	Legal Representative

Baohe Meng
Signature:	/s/ Baohe Meng

Chunhong Xu
Signature:	/s/ Chunhong Xu

Ting Wang
Signature:	/s/ Ting Wang

Zhihong Zhang
Signature:	/s/ Zhihong Zhang

Shanghai FLOG Media Culture Co., Ltd. [company seal]
Signature:	/s/ Baohe Meng
	Name:	Baohe Meng
	Title:	Legal Representative
[Signature Page of Capital Increase Agreement]

Appendix 1
Existing Shareholders
Basic Information of Existing Shareholders:

Name	ID No.	Domicile
Baohe Meng	610427197508251319	Group 1, Zaofantou Village, Tandian Town, Binxian County, Shaanxi Province
Chunhong Xu	320626750201202	10 Huayuan Central Road, Huilong Town, Qidong City, Jiangsu Province
Ting Wang	440106197308060323	Room 201, Building 17, Cardre Retirement Center, 243 Xiaobei Road, Yuexiu District, Guangzhou.
Zhihong Zhang	110108196610265727	No. 40, Building 12, Qingyun North Block, Shuangyushu, Haidian District, Beijing
Capital Contributions of Existing Shareholders:

	Amount of Capital
	Contributions	Shareholding
Name	(RMB10,000)	Proportion
Baohe Meng	37.27	54.56%
Chunhong Xu	9.32	13.64%
Ting Wang	3.41	5.00%
Zhihong Zhang	18.31	26.8%
Total	68.31	100%
Shareholding Proportion after Completion of Capital Increase:

	Amount of Capital
	Contributions	Shareholding
Name	(RMB10,000)	Proportion
Baohe Meng	37.27	48.72%
Chunhong Xu	9.32	12.18%
Ting Wang	3.41	4.46%
Zhihong Zhang	18.31	23.93%
Total	68.31	89.29%
Appendix 1

Appendix 2
Balance Sheet
Appendix 2

2007 Shanghai Monthly Accounting Statements of Small Enterprises
Balance Sheet

Competent Authority:		Kuai Xiao Qi Di Yue Sheet 01
	September,
Compiled by: Fu Lang Ge Culture Co., Ltd.	2007	Unit: RMB Yuan

		Opening	Closing
	Line	Balance of	Balance of
Item	No.	Year	Year
Current Assets:
Monetary Fund	1		410,997.96
Short-term Investment	2
Notes Receivable	3
Dividends Receivable	4
Accounts Receivable	6
Other Receivables	7		46,601.00
Prepayment	8		479,990.00
Inventories	10
Deferred Expenses	11		846,710.00
Long-term Debt Investment due within a Year	21
Other Current Assets	24
Total Current Assets	31		1,784,298.96
Long-term Investment:
Long-term Options Investment	32
Long-term Debt Investment	34
Total Long-term Investment	38		0.00
Fixed Assets:
Original Value of Fixed Assets	39		219,185.00
Less: Accumulated Depreciation	40		20,244.58
Net Value of Fixed Assets	41		198,940.42
Engineering Materials	44
Construction in Process	45
Liquidation of fixed assets	46
Total Fixed Assets	50		198,940.42
Intangible Assets and Other Assets:
Intangible Assets	51
Long-term Deferred Expenses	52		561,644.20
Other Long-term Assets	53
Other long-term Assets:	60
Total Intangible Assets and Other Assets			561,644.20
Total Assets	65	0.00	2,544,883.58
			0.00

Enterprise Administrative Principal:		Chief Accountant:
Appendix 2

		Opening
	Line	Balance of	Closing Balance
Item	No.	Year	of Year
Current Liabilities:
Short-term Loans	68
Notes Payable	69
Accounts Payable	70		34,166.00
Accounts Received in Advance	71		1,949,040.00
Accrued Payroll	72
Welfare Benefits Payable	73
Profits Payable	74		-2,121,972.26
Taxes Payable	76		18,447.14
Other Payables	80		396.00
Other Payables	81		72,311.70
Accrued Expenses	82
Long-term Liabilities due within a Year	86
Other Current Liabilities	90
Total Current Liabilities	100		-47,611.42
Long-term Liabilities:
Long-term Loans	101
Long-term Payables	103
Other long-term Loans	106
Total Long-term Liabilities	110		0.00
Total Liabilities	114		-47,611.42
Owner’s Equity (or Shareholder’s Equity)
Paid-up Capital	115		2,592,495.00
Capital Reserves	120
Surplus Reserves	121
Including: Statutory Public Welfare Funds	122
Undistributed Profits	123
Total Owner’s Equity (or Shareholder’s Equity)	124		2,592,495.00
Total Liabilities and Owner’s Equity	135	0.00	2,544,883.58

Accounting Manager:		Prepared by:
Appendix 2

2007 Shanghai Monthly Accounting Statements of Small Enterprises
Statement of Main Taxes Payable

Competent Authority:	Kuai Xiao Qi Di Yue Sheet 02 Attached List

Name of Company:	September, 2007	Monetary Unit: RMB Yuan

			Current Year
	Line	Amount of	Cumulative
Item	No.	Current Month	Amount
I. Value-added Tax
1. VAT Payable:
(1) Amount not deducted at the beginning of the period (presented by “-”)	1
(2) Output VAT	2
Export Rebates	3
Transfer-out of input VAT	4
Transfer-out of overpaid VAT	5

(3) Input VAT	6
Taxes Paid	7
VAT Deductions and Exemptions	8
Export Deduct Domestic Sales Goods Tax	9
Transfer-out of unpaid VAT	10	0.00	0.00

(4) Amount not deducted at the end of the period (presented by “-”)	11	0.00	0.00
2. VAT Payable
(1) Amount unpaid at the beginning of the year	12
(2) Transfer-in amount of current period	13
(3) Amount paid of current period	14
(4) Amount unpaid at the end of the period	15
II. Business Tax:
1. Amount unpaid at the beginning of the period	16
2. Amount payable of current period	17	2944.14	3,894.14
3. Amount paid of current period	18	0.00
4. Amount unpaid at the end of the period	19
III. Consumption Tax:
1. Amount unpaid at the beginning of the period	20
2. Amount payable of current period	21
3. Amount paid of current period	22
4. Amount unpaid at the end of the period	23
IV. Urban Maintenance and Construction Tax
1. Amount unpaid at the beginning of the period	24
2. Amount payable of current period	25	49.50	99.00
3. Amount paid of current period	26	0.00
4. Amount unpaid at the end of the period	27
V. Income Tax:
1. Amount unpaid at the beginning of the period	28
2. Amount payable of current period	29	3267.00	6,534.00
3. Amount paid of current period	30	0.00
4. Amount unpaid at the end of the period	31

Principal of Enterprise:		Chief Accountant:
Appendix 2

Income Statement
Kuai Xiao Qi Di Yue Sheet 02

Name of Company: Shanghai Fu Lang Ge Culture Co., Ltd.	Monetary Unit: RMB Yuan

			Current Year
		Amount of	Cumulative
Item	Line No.	Current Month	Amount
I. Main Operating Income	1	99,000.00	198,000.00
Less: Main Operating Costs	4	40,117.12	120,117.12
Tax and Extra Charges on Main Business	5	6,953.64	12,111.14

II. Main Operating Profits (Losses presented by “-”)	10	51,929.24	65,771.74
Add: Other Operating Profits (Losses presented by “-”)	11
Less: Operating Expenses	14	318,128.00	1,173,449.00
Administrative Expenses	15	166,392.91	1,010,260.04
Financial Expenses	16	-1,141.78	-2,079.04

III. Operating Profits (Losses presented by “-”)	18	-431,449.89	-2,115,858.26
Add: Investment Proceeds (Losses presented by “-”)	19
Non-operating Income	23		420.00
Less: Non-operating Expenses	25

IV. Total Profits (Losses presented by “-”)	27	-431,449.89	-2,115,438.26
Less: Income Tax	28	3,267.00	6,534.00

V. Net Profit (Losses presented by “-”)	30	-434,716.89	-2,121,972.26

Accounting Executive:		Prepared by:
Appendix 2

Appendix 3
Warranties
1	Power and Capability of Company and Existing Shareholders

1.1	Establishment and Power to Execute the Agreement

The Company and each of the Existing Shareholders have legal rights, all powers and authorizations to execute and perform the Agreement. The Existing Shareholders will execute any other documents (“Associated Documents”) according to or in connection with the Agreement. Once executed, such document shall become an effective and binding obligation of the Existing Shareholders according to the terms thereof.

1.2	Non-conflict

The execution of the Agreement, performance of the obligations hereunder, execution of any other document according to or in connection with the Agreement or performance of the obligations under such documents by the Company and Existing Shareholders will not violate any agreement, permit or document, or empower any third party to terminate or modify agreements, permits or other documents, or violate any judgment or ruling issued or made by any court or governmental authority.

1.3	Company’s Registered Capital
1.3.1	The Company’s registered capital has been paid up in full amount.

1.3.2	The Company has the right to accept the investment by Investor without the consent of any third person (except for government approval).
1.4	Options, etc.

No one has the right to require the Company to issue, sell or transfer any equity interest to it. There is no Encumbrance or arrangement or obligation of Encumbrance or judicial preservation measures on the Company’s equity interest, and there is no existing or potential legal dispute or controversy on the Company’s equity interest.

1.5	Competitive Interests

The Existing Shareholders or their respective related parties do not hold any direct or indirect interests in any field that is or may be competitive with the businesses of the Company.

1.6	Investments, Joint Ventures and Affiliates

The Company has not invested in any other company, enterprise, partnership, joint venture or other unincorporated organization, institute or firm, or established any branch, representative office, business unit or any permanent office.
Appendix III

2	Accuracy and Sufficiency of Information Disclosed to the Investor

The information included herein and other information rendered or provided by the Company and Existing Shareholders to the Investor or any of its representatives, employees or professional advisors during the negotiation of the Agreement or for the background check or other investigations by the Investor (or its representatives) prior to the date of the Agreement was (at the time of provision) and are true, complete and accurate in all aspects, not misleading. No facts, affairs or circumstances which may cause any of such information to become untrue, incorrect or misleading have been disclosed to the Investor. There is no fact, affair or circumstance which might reasonably affect the Investor’s intention of subscription for Capital Increase of the Company or which might reasonably affect the terms and conditions on which the Investor intends to subscription for Capital Increase of the Company once such fact, affair or circumstance is disclosed.

3	Accounts and Records

3.1	Current Accounts

The Company has prepared accounts in accordance with Chinese laws and accounting principles, standards and practices generally adopted in China on the date of the Agreement in order to truly and fairly reflect the Company’s assets, liabilities and operations up to the Balance Sheet Date, the Company’s profits or losses during relevant periods, and the provision for bad and doubtful debts made by the Company on the Balance Sheet Date according to accounting practices.

3.2	Company’s Accounts

The Company’s accounts truly and fairly reflect the Company’s assets, liabilities and operations up to the Balance Sheet Date, the Company’s profits or losses during relevant periods, and the provision for bad and doubtful debts made by the Company on the Balance Sheet Date according to accounting practices.

3.2	Profit

Profits reflected in the accounts up to the Balance Sheet Date and the profit trends indicated in the accounts will not be affected by extraordinary item expenditures, abnormal or special transactions, transactions made out of regular business terms or any other factor included in the accounts, and will not thus cause all or any part of the Company’s profits to be on the high or low side exceptionally (except for those disclosed reasonably in the accounts).

3.3	Loans and Debts

The Company has not any loan which has not been settled, or any kind of financing which need not to be indicated or reflected in the accounts or any debt which has not been repaid.
Appendix III

3.4	Changes since the Balance Sheet Date (except with the Investor’s written consent)

For the purpose of the Company, since the Balance Sheet Date:
3.4.1	There is not any material adverse change in the Company’s financial conditions, transaction conditions, prospects or sales volume, or any existing or potential fact, condition or circumstance which will or may result in such facts, affairs or circumstances;

3.4.2	The Company engages in its businesses in a normal or usual way; there is not any interruption or change in nature, business scope or manner of the Company’s businesses; and the Company conducts operation activities consecutively at all times;

3.4.3	The Company has not made any other transaction, or assumed or incurred any liability (including contingent liability), or omitted any payment in the accounts;

3.4.4	The Company’s profits will not be affected as a result of changes or inconsistencies of accounting treatments, any extraordinary item expenditures, abnormal or special transactions, transactions made out of regular business terms or any other factor which causes the Company’s profits to be on the high or low side exceptionally;

3.4.5	There is no material adverse impact upon the Company’s business resulting from loss of any important clients or any abnormal factor which affects similar business in the similar degree, and there is not any fact which may result in such kind of impacts. For the purpose of this Article, the Company’s important client refers to a client who contributes to at least 5% of the Company’s sales volume prior to the Balance Sheet Date;

3.4.6	Unless otherwise indicated in the accounts, the Company has not declared, made or paid any bonus or other distributions to its shareholders;

3.4.7	The Company has not reduced or agreed to reduce the registered capital;

3.4.8	The Company has not been refused for any insurance claim, or settled any claim at the benefit of less than the amount claimed;

3.4.9	Compared with the information disclosed in the accounts, there is not any material adverse change in client relationship of the mentioned businesses, the businesses or the Company’s financial conditions or current situation, prospects, assets or debts, or any damage or loss of the mentioned businesses or assets of the Company (whether insured or not);

3.4.10	The Company has not purchased, sold, assigned or otherwise disposed of any kind of assets, or withdrawn, waived or released or discounted all or any part of its debts or claims, except for those during the normal course of business;

3.4.11	The Company has not waived or released any right of important or substantial value;
Appendix III

3.4.12	The Company has not paid any capital expenditure exceeding RMB1 million in total, or made any capital commitment exceeding RMB1 million in total;

3.4.13	The Company has not adopted any resolution which may substantially reduce the net asset value of the Company, or during affair handling or management taken any step which may substantially reduce the net asset value of the Company; and

3.4.14	The Company need not assume any absolute or contingent liability or obligation, except for existing liabilities and obligations under the contracts which are made in the ordinary course of business .
4	Legal Affairs

4.1	Compliance with Laws

None of the Company’s past and present businesses and operations may violate any of Chinese laws. Except for those disclosed in the Disclosure Letter, the Company has not violated its constitutive documents. Since the date of establishment, the Company has not been investigated or inquired by any court, arbitrator, government agency or regulatory organ, has not any pending or anticipated ruling, arbitral award, decision or judgment, and has not received any notice or other communications (official or otherwise) issued by any court, arbitrator, government agency or regulatory organ concerning any person’s Lawsuit against the Company for actual or potential violation of and/or non-compliance with any law or its constitutive documents.

4.2	Permits and Approval Documents

All permits have been obtained, are fully valid, and have been or are being observed. There is not any pending or anticipated investigation or inquiry which may suspend, revoke, modify or cancel any permit. No permit is violated and may in no case be suspended, revoked, modified or cancelled (no matter whether it is due to execution or performance of the Agreement or otherwise).

4.3	Lawsuits
4.3.1	The Company has not received any claim for damages or other demands up to the Balance Sheet Date.

4.3.2	The Company (or each person to whom the Company shall assume vicarious liability for act or default) has not been involved in any claim, legal action, legal proceedings, Lawsuit, charge, investigation, inquiry or arbitration (as a plaintiff, a defendant or other party), or any kind of pending or threatened claim, legal action, legal proceedings, Lawsuit, charge, investigation, inquiry or arbitration which is made by the Company (or each person to whom the Company shall assume vicarious liability for act or default) against a third person, or by a third person against the Company (or each person to
Appendix III

whom the Company shall assume vicarious liability for act or default) or the assets held by the Company.

4.3.3	Except for disclosed disputes, the Company is not involved in any investigation, sanction procedures or other circumstance concerning claim, legal action, legal proceedings, Lawsuit, charge, investigation, inquiry or arbitration which may result in any dispute or dissension.

4.3.4	Disputes disclosed by the Company will not have material adverse effects upon ordinary business of the Company.

4.3.5	In particular, but without prejudice to generality of the aforesaid clause, the Company is not involved in any dispute with its clients or employees about the Company’s facilities or work, or about any loss, damage or injury arising therefrom.

4.3.6	There is not any pending judgment, court order or arbitral award in connection with the Company, and the Company’s businesses or assets is not subject to any seizure, enforcement or procedure.
4.4	Bankruptcy
4.4.1	There is no ruling or the Company has not been involved in any received judgment, made application, adopted resolutions or held meetings concerning dissolution or bankruptcy (or shutout, distribution of the Company’s assets to its creditors and/or shareholders or other contributors, or any other procedure). The Company is not involved in any case or legal proceedings on bankruptcy or reorganization, or in any event which may provide legal basis for such cases or legal proceedings in accordance with Chinese laws.

4.4.2	The Company is not insolvent, or incapable of repaying its debts due.
5	Transactions and Contract Arrangements

5.1	Capital Commitments

The Company did not and will not make any capital commitment.

5.2	Arrangements with Related Parties
5.2.1	There is not any (actual or contingent) debt, or any arrangement for compensation, warranty or guarantee, between the Company and Existing Shareholders or any of related parties.

5.2.2	The Company is not and has not been a party to any contract, arrangement or understanding: i) with the Existing Shareholders or any of related parties; or ii) under
Appendix III

which the Existing Shareholders or any of related parties enjoy direct or indirect interests.

5.2.3	There is not any existing contract or arrangement between the Company and/or the Existing Shareholders and/or any of related parties.
5.3	Arrangements with Related Parties
5.3.1	There is not any actual or contingent debt, or any arrangement for compensation, warranty or guarantee, between the Company and any of its present or former employees, directors or consultants or any party relating to the aforesaid persons.

5.3.2	The Company is not and has not been a party to any contract, arrangement or understanding: i) with any of its present or former employees, directors or consultants or any party relating to the aforesaid persons; or ii) under which any of its present or former employees, directors or consultants or any party relating to the aforesaid persons enjoy direct or indirect interests.

5.3.3	There is not any existing contract or arrangement between the Company and/or any of its present or former employees, directors or consultants or any party relating to the aforesaid persons.
5.4	Consequences of Capital Increase

The execution, compliance with, or fulfilment of the Agreement will not and cannot make the Company lose any of its present rights or preferences, or make any person who conducts normal transactions with or grants credit loans to the Company terminate transactions with or credit loans to the Company on the same basis, or cause any of the Company’s directors or senior officers to resign. The attitudes or behaviours of any of the Company’s clients, employees and other persons will not be affected adversely thereby.

5.5	Contracts
5.5.1	The Company is not, and has not been, a party to the following contracts, arrangements or commitments which:
(i)	are made out of ordinary business course;

(ii)	are not made on the basis of fair business transaction in all aspects;

(iii)	are in a loss nature, namely, the Company is aware that fulfilment of the contracts, arrangements or commitments will result in losses;

(iv)	cannot be performed or fulfilled on schedule without any difficulty except with enormous or special expenditures or efforts; or
Appendix III

(v)	make the Company agree to be a party of any joint venture, consortium, partnership or other unincorporated organization (except for recognized industrial associations), unless those have been disclosed to Party B in the Disclosure Letter.
5.5.2	No contract, obligation, agreement or arrangement to which the Company is one party or which is binding upon the Company will be invalid, illegal or unenforceable, or is required to be registered or amended, in accordance with laws or regulations or as a result of conflicts with laws or regulations.

5.5.3	No agreement with respect to the Company will be or has been terminated due to changes in the Company’s control right or in members of the Board of Directors, and no rights of any person concerned will be affected materially and adversely.
5.6	Compliance with the Agreement

Item 5.6 of the Disclosure Letter lists all effective contracts or agreements to which the Company is one party, covering the target price of equal to or more than RMB30,000. All contracts to which the Company is one party and all kinds of agreements with respect of media lease, billboard setup and advertising release are effective, binding and enforceable upon the parties thereto, and the Company and other parties concerned have complied with the terms thereof. The Company has no reason to rescind, avoid or waive any contract or such kind of agreement. The Company has not received any notice concerning rescission or proposed rescission of any such document. The Company’s acceptance of the contracts and agreements concerning advertising business from Shanghai Syndicate Advertising Co., Ltd. are legal and valid, free from disputes over the main body and contents of contracts.

5.7	Guarantee
5.7.1	Except for those reflected in the accounts, there is not any pending warranty, compensation, guarantee or comfort (whether or not it is legally binding) made by or in favour of the Company.

5.7.2	Neither the Company nor its representative has offered, made or incurred any loan, warranty, pledge, mortgage, lien, bond, encumbrance or unusual debt, or granted any loan to any of the Company’s directors or shareholders. Neither the directors nor other persons have made any warranty or guarantee for any of the Company’s finance or other obligations.
6	Employees, etc.

6.1	Employees and Employment Term
6.1.1	All agreements and arrangements in connection with the employment of the Company’s directors and senior officers are made by the parties concerned on the basis of fair business transaction, and the terms thereof are fair and reasonable in comparison with recognized market practices in China.
Appendix III

6.1.2	The following contents are absent from the Company’s employment clauses, consulting agreements or director appointment terms: changes in the Company’s control right or shareholders (control right is to be specified in relevant documents, if any) will empower such employees, consultants or directors to deem the aforesaid changes as a default, or to receive any fund or any kind of interest, or to deem that they have been dismissed by the Company or exempted from any obligation.

6.1.3	There is not any past or present, threatened or pending dispute between the Company and any kind of its employees. There is not any arrangement between the Company and any trade union or organization on behalf of such employees.

6.1.4	There is no circumstance which requires or may require the Company to pay compensations as a result of any of its former employees, or to reemploy its former employees or to recover their posts.
6.2	Amounts Payable upon Termination of Employment Contract

Unless otherwise disclosed in the accounts:
6.2.1	The Company has not assumed and will not assume any liability for violation of any employment or consulting contract with any of its employees or consultants, including, but not limited to, redundancy payment, damages for illegal rescission of any employment contract, and penalties for non-compliance with rulings on post recovery or reemployment of any employee; and

6.2.2	As for proposed termination or suspension of employment of any present or former employee, or modifications to any employment contract concerning such present or former employee, or modifications to any consulting agreement concerning any present or former consultant, the Company did not pay or agree to pay any amount or offer any interest to such present or former employee or any dependent (supported or fostered) thereby or to such present or former consultant.
6.3	Labour Dispute

The Company is not involved in any labour dispute, and no circumstances may result in any labour dispute. The Company has not been under any dispute or negotiation over any major claim with any trade union, employees’ association, any other similar organization or institution on behalf of employees.

6.4	Reward System

The Company has not any arrangement for option incentive, stock option, profit sharing or other similar incentives in connection with the Company, any of its present or former employees.
Appendix III

6.5	Social Insurance
6.5.1	The Company is not in breach of any obligation to pay social insurance premiums for its employees.

6.5.2	Except for the social insurance, there is not any pension, accumulation fund or pension and welfare fund, scheme or arrangement under which the Company is obligated (whether moral or contractual obligation) to offer any kind of retirement benefit (including benefit payable for retirement, demission, death and deformity, and any other benefit which is usually offered according to accumulation fund or pension scheme) of the same degree to any of the Company’s present or former employees, or their respective spouses or other relatives.
7	Taxes

7.1	Since the Balance Sheet Date, the Company has not participated in any transaction which has imposed or may impose liabilities for tax payment upon the Company (or, failure to make any remedy, reduction, exemption or setoff will or may result in such liability), except for those in ordinary business course.

7.2	The Company has not any major dispute with any tax authority about tax affairs since the date of establishment. All tax preferences and financial subsidies which the Company has enjoyed are obtained in accordance with laws. There is no circumstance where Company is required to make up for taxes or relevant interests, refund subsidies or assume other relevant liabilities.

7.3	The Company has paid in time all taxes and government fees, made all declarations, issued all notices and provided all other materials to be provided to any tax authority and other government agencies within the period specified by laws. All aforesaid materials are kept complete and accurate in all major aspects, and so are all declarations and notices, which are made on an appropriate basis. The Company need not make up for taxes, pay additional tax or accept other tax investigation. There is no fact that will result in tax investigation against the Company. No notice has been received or issued concerning disputes over any third person’s right to recover taxes from the Company or to offer any tax reduction or exemption to the Company. Since the deadline of balance sheet, the Company has no and will have no obligation to pay interests of any unpaid tax.

7.4	The execution or performance of the Agreement will not:
7.4.1	result in losses to the Company, or offer any other tax reduction or exemption, deduction or setoff with respect to the Company’s profits, earnings or revenues (or any amount deemed as profits, earnings or revenues) or increase relevant discount for the purpose of tax reduction or exemption; or

7.4.2	result in the Company’s obligation to pay any tax or additional tax.
Appendix III

8	Assets

8.1	Ownership of Assets
8.1.1	All assets of the Company (except for those to be disposed of or repaid in subsequent ordinary business course) are owned by the Company as of the Balance Sheet Date. All such assets and all assets purchased or debts incurred thereafter, belong to the Company’s properties in all aspects, and are not the subject matters of any transfer or encumbrance (except for lien incurred legally in ordinary business course), or of any instalment payment, conditional sales or credit sale agreement.

8.1.2	All such assets are in the possession (if applicable) or under the control of the Company, or the Company has the right to possess or control such assets. All such assets are within the territory of China.

8.1.3	The Company has no title to any land or real estate, but owns valid and binding lease interest, which is complete, and free of any encumbrance. No third person claims that it has the priority in such lease interest.

8.1.4	Item 8.1 of the Disclosure Letter lists all real estates and moveable property leased or used by the Company. As to those properties or assets leased by the Company which concern substantially operation activities, the Company abides by the lease clauses and owns valid lease interests in such assets. There is not any lien, encumbrance, security interest or claim made by any person other than the lessors of such properties and assets.
8.2	Sufficiency of Funds

The assets owned or leased by the Company constitute all properties, titles and assets required for the Company’s sufficient and effective operation of its present businesses or for convenient business operation.

8.3	Insurance
8.3.1	Within all relevant dates and the date of the Agreement, the Company has effected, in the full amount of replacement, insurance for all its assets which other companies engaging in similar businesses or owning similar kinds of assets effect usually, covering accident insurance, death-and-injury insurance, third party liability insurance and other insurances which the same kind of companies effect usually.

8.3.2	As for all such insurances:
(i)	The Company has paid all premiums in time up to now;
Appendix III

(ii)	All the insurances covered by the Company on leased real estates are valid. If the Company is responsible for further insurance, policies shall conform to all requirements for lease of real estates in all aspects;

(iii)	All policies are fully effective. There is not any act, omission, false statement or undisclosed event made by the Company or its representative, which may make such policies withdrawn, or has occurred any circumstance which may make such policies invalid or unenforceable for illegal factors or other reasons, or any activity in violation of terms, conditions and warranties under any policy, which empowers any insurer to refuse payment of all or partial benefits claimed under the relevant policy;

(iv)	As to each policy, there are not any special or irregular limits, terms, exceptions or restrictions, the premium payable thereunder does not exceed the normal rate, and no circumstances may increase premiums; and

(v)	There is not any pending claim or any circumstance which may result in any claim.
8.4	Subsidy

The Company has neither applied for, nor received, any investment or subsidy, loan or financial support from any governmental authority, regional organization, government agency or local authority.

8.5	No Non-disclosed Debt

The Company has not any other debt except for: i) debts disclosed or listed in the accounts; ii) debts in the ordinary business course of the Company up to the Balance Sheet Date (neither of the two kinds of debts will have material adverse effect upon the Company’s financial affairs, transaction status, prospect or sales volume); or iii) debts disclosed herein.

9	Intellectual Property

9.1	Ownership

All intellectual property rights (the Company shall list in Item 9.1 of the Disclosure Letter all intellectual property rights which have been registered or are under registration application and describe them in brief) which have been or can be used for the Company’s operation and which are required for or in connection with the Company’s operation, and all relevant registration applications:
9.1.1	are or will be owned legally by the Company as a beneficiary or may be used legally with the owners’ consents or permits;

9.1.2	are valid and enforceable;
Appendix III

9.1.3	are not infringed upon, attacked or opposed by any person;

9.1.4	are not restricted by any encumbrance or any permit or authorization offered to other persons;

9.1.5	as for the intellectual property rights which have been registered, or those which are listed and described in brief in the Disclosure Letter and are under registration application, all due costs for registration renewal have been paid, and all measures required for maintenance and protection of the intellectual property rights have been taken; and

9.1.6	the Company has not made any claim or pending application, which will have material impact upon the authenticity and accuracy of any of the aforesaid contents once it is made or approved.
Appendix III

Appendix IV
Disclosure Letter
Appendix IV

Disclosure Letter
I. Powers and Capabilities of the Company and Existing Shareholders
1.4	Option

The Existing Shareholders of the Company, namely, Chunhong Xu and Ting Wang entered on December 1, 2006 into a loan agreement specifying that Chunhong Xu may borrower RMB one hundred and forty thousand (RMB140,000) from Ting Wang for twelve (12) months. In the loan agreement, the Parties agree that Xu shall provide its 5% of the equity of Shanghai FLOG Media Culture Co., Ltd. (“FLOG” or “Company”) as the guarantee. Where Xu cannot make repayment on schedule, Xu shall, with Wang’s consent, transfer the 5% equity interest of the Company held by him to Wang, free of charge.

According to Article 2.1 of the investment agreement made on May 16, 2006 by and among Baohe Meng, Chunhong Xu and Ting Wang, where a shareholder cannot make the investment on schedule, he/she shall be punished by means of deduction of share proportion according to the agreement between the sponsor (Baohe Meng) and other shareholders. In fact, the shareholder, Chunhong Xu, has not made the investment on schedule, and the outstanding amount was paid in advance by Baohe Meng (the receipt thereof is kept by the Company’s finance department) when the capital increase agreement was executed by and among Baohe Meng, Chunhong Xu and Ting Wang in January, 2007.

1.6	Investment, Joint Venture and Branches

The Company has representative offices respectively in Guangzhou and Beijing. Guangzhou Representative Office was established on March 1, 2007 at the address of 13AF/B, Zhongqiao Plaza, No. 76 Xianlie Central Road, Guangzhou, China, and Beijing Representative Office was established on June 10, 2007 at the address of Room 604, Building 3, SOHO, 88 Jianguo Road, Chaoyang District, Beijing, China. The two representative offices have not completed the procedures for business registration and have not conducted any actual operation activities.
IV. Legal Affairs
4.2	License and Approval

The Company engages in adverting transactions by means of release of various advertisements in golf clubs. The Company has not obtained the Outdoor Advertisement License from the administration
Appendix IV

for industry and commerce and other similar government licenses or approvals in connection with ad-release in golf clubs. At present, relevant competent authorities have not required the Company to apply for such government licenses or approvals. In the future, the Company will make remedies in time, if necessary.

4.3	Lawsuit

With respect to the existing golf course cooperation agreements executed by the Company, Hangzhou Weiming Resort Management Co., Ltd. has set up billboards without authorization in Hangzhou Westlake International Golf Club, which constitutes a breach of contract. The Company is negotiating with them about solution; however, the Company has not initiated arbitration or legal proceedings.
V. Transactions and Contractual Arrangement
5.5	Contracts

Shanghai FLOG Media Culture Co., Ltd. executed in the name of Shanghai Syndicate Advertising Co., Ltd. (“Syndicate”) the Ad-cooperation Agreements respectively with Kunshan Fuyuan Entertainment Co., Ltd., Grand Shanghai Int’l Golf & Holiday Resort, Suzhou Jingying Sports Co., Ltd., Suzhou Sanyang Golf Club, Shanghai Xinchang Leisure Resort Center Co., Ltd., Haining Jianshan Golf Club Co., Ltd., Beijing CBD International Golf Club and Shanghai New Continent Sports Center. In order to transfer Syndicate’s advertising transactions in connection with golf clubs to the Company, FLOG and Syndicate have made three-party acknowledgement letters respectively with Grand Shanghai International Golf & Holiday Resort, Suzhou Jingying Sports Co., Ltd., Suzhou Sanyang Golf Club, Shanghai New Continent Sports Center, Haining Jianshan Golf Club Co., Ltd. and Shanghai Xinchang Leisure Resort Center Co., Ltd., confirming that the claims and debts under the Golf Club Agreements shall be succeeded by Shanghai FLOG Media Culture Co., Ltd. as a result of change of Party B (namely, Syndicate) to the original Golf Club Agreements. The Company has not executed any agreement with Kunshan Fuyuan Entertainment Co., Ltd. or Beijing CBD International Golf Club in connection with transfer of the Golf Club Cooperation Agreement.

5.6	Compliance with Agreements

All existing contracts or agreements to which the Company is one party: ad-cooperation agreements with 27 golf clubs, totally 30 agreements. The detailed contract parties are as follows:
Appendix IV

i) Ad-cooperation Agreements with golf clubs
1)	Kunshan Fuyuan Entertainment Co., Ltd. (execution date: October 9, 2006)

2)	Grand Shanghai International Golf & Holiday Resort (execution dates of two agreements: October 22, 2006/April 3, 2007 respectively)

3)	Suzhou Jingying Sports Co., Ltd. (execution date: October 6, 2006)

4)	Suzhou Sanyang Golf Club (execution date: December 7, 2006)

5)	Suzhou Lingyan Entertainment Co., Ltd. (execution date: February 26, 2007)

6)	Nanjing Zhaofu International Golf Club Co., Ltd. (execution date: March 1, 2007)

7)	Zhejiang Jiulongshan International Golf Club Co., Ltd. (execution date: June 5, 2007)

8)	Shanghai Xinchang Leisure Resort Center Co., Ltd. (execution date: March 1, 2007)

9)	Fujian Lianjiang Taoyuan Sports Entertainment Co., Ltd. (execution date: January 4, 2007)

10)	Shanghai Xubao Golf Club Co., Ltd. (execution date: June 5, 2007)

11)	Shanghai Meilanhu Golf Club Co., Ltd. (execution date: May 30, 2007)

12)	Shanghai Fushen Sports Development Co., Ltd. (execution date: July 31, 2007)

13)	Beijing Wanliu Golf Club Co., Ltd. (execution date: August 12, 2007)

14)	Guanghzou Lihu Golf & Country Club (execution date: May 21, 2007)

15)	Shenzhen Shahe Golf Club Co., Ltd. (execution date: June 5, 2007)

16)	Dongguan Chang’an Jinyu Golf Club Co., Ltd. (execution date: June 29, 2007)

17)	Beijing CBD International Golf Club (execution date: August 1, 2007)

18)	Chengdu Mudi Golf Club Management Co., Ltd. (execution date: June 12, 2007)

19)	Xi’an International Golf Club Co., Ltd. (execution dates of two agreements: April 3, 2007/October 30, 2007 respectively)

20)	Dalian Jinshi Golf Club Co., Ltd. (execution date: June 8, 2007)

21)	Hangzhou Weiming Resort Management Co., Ltd. (execution dates of two agreements: July 1, 2007/July 31, 2007 respectively)

22)	Nanjing Zhongshan International Golf Real Estate Co., Ltd. Golf Club Branch (execution date: June 22, 2007)

23)	Tianjin Sanyou Golf Training Co., Ltd. (execution date: August 8, 2007)

24)	Kunming Chuncheng Hupan Tourism Real Estate Development Co., Ltd. (execution date: September 6, 2007)

25)	Beijing Tianzhu Golf Country Club Co., Ltd. (execution date: April 18, 2007)

26)	Shanghai New Continent Sports Center (execution date: December 26, 2006)

27)	Haining Jianshan Golf Club Co., Ltd. (execution date: November 28, 2006)
ii) Billboard Production & Setup Service Contract
1)	Shanghai Zhuoxin Decoration Co., Ltd. (execution dates of two agreements: January 20, 2007/May 31, 2007 respectively)
iii) Ad-sale Contracts
1)	Shanghai Boshida Advertising Co., Ltd. (Ballantine Media Sale) (execution date: May 24, 2007)

2)	Bulgari Commercial (Shanghai) Co., Ltd. (Bulgari Media Sale) (execution date: September 17, 2007)

3)	Pernod Ricard (China) Trading Co. Ltd. (Game Media Cooperation Agreement) (execution date: October 16, 2007)

4)	Beijing 5100 Water Industry Co., Ltd. (Game Media Cooperation Agreement) (execution date: October 16, 2007)
iv) Picture Production & Maintenance Contract
1)	Production & Maintenance Co., Ltd. of Bulgari Commercial (Shanghai) Co., Ltd. (execution date: September 17, 2007)
v) Contracts
1)	Shanghai TangLion Advertising Co., Ltd. (Ballantine Media Brokerage Service Contract) (execution date: July 1, 2007)
Appendix IV

VI. Employees, etc.
6.5	Social Insurance

The Company has engaged 8 employees for the duration from January 16, 2007 when it obtained the Business License to May 2007. The Company has neither executed any employment contract with nor paid social insurance premium for its employees. Since June 2007, all 23 employees have executed employment contracts and confidentiality agreements with the Company. 15 employees have paid social insurance premium in accordance with the law, and the remaining 8 employees are undergoing their respective probation period. At present, the Company pay social insurance premium for employees after they become formal ones, but in the future, it will social insurance premium for employees immediately upon the execution of employment contract.
VIII. Assets
8.1	Ownership of Assets

The Company hires 3 real properties: HQ: Room 2309, Golden Magnolia Plaza, 1 Dapu Road, Shanghai, China; Beijing Representative Office: Room 604, Building 3, SOHO, 88 Jianguo Road, Chaoyang District, Beijing, China; Guangzhou Representative Office: 13AF/B, Zhongqiao Plaza, 76 Xianlie Middle Road, Guangzhou, China.

8.3	Insurance

Shanghai FLOG Media Culture Co., Ltd. has not purchased any insurance and, if necessary, will make remedies in time.
IX. Intellectual Property
9.1	Title

The Company has registered two domain names as follows up to now:
Appendix IV

www.floggolfmedia.com
www.floggolfmedia.com.cn
Appendix IV

Appendix V
Form of Employment Contract
[See Exhibit 10.13]
Appendix V

Appendix VI
Form of Non-competition Agreement
Appendix VI

Non-Compete Agreement
This Non-Compete Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties on                                                          , in                     :
(1)	Shanghai FLOG Media Culture Company Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), with its registered address at Room 115, No. 2126 South Donghai Village, Caojing County, Jinshan District, Shanghai, PRC (hereinafter referred as “Party A”); and

(2)	[shareholder/senior management], Identity Card No.: ____________, with a residential address at: __________________ ____________ (hereinafter referred as “Party B”).
(The above signatories shall hereinafter be referred to, jointly, as the “Parties” and, individually, as a “Party”.)
     Whereas:
(1)	Party A is a limited liability company that designs, produces, acts as an agent, and publishes both domestic advertisements and advertisements of foreign companies coming to China. Party A also organizes exhibitions, acts as an advertising consultant, and organizes cultural and artistic exchange activities.

(2)	Party B owns a share interest in Party A (or holds the post of _________ for Party A).

(3)	Party B acknowledges that a breach of the Non-Compete obligations set forth in the Agreement occurring during the period he owns a share interest in Party A (“Equity Interest Holding Period”) or holds the post of _________ of Party A (“Term of Employment”) and a specified period of time thereafter will cause substantial harm to Party A.

(4)	In order to protect Party A’s interests, Party B hereby agrees to fulfill the Non-Compete obligations in accordance with the terms and provisions of the Agreement.
Now Therefore, in accordance with the laws, regulations and rules of the PRC currently in effect and as a result of equitable and friendly negotiations, the Parties hereby reach the following agreement:

I.	Definitions

Related Party
With respect to the Agreement, a Related Party of any person or entity shall mean: (1) an organization of any type at which such person or entity holds a management position or of which such person or entity is either a director or partner or in which, either individually or in conjunction with a Related Party, such person or entity holds, directly or indirectly, 10% or more actual interest; (2) such person or entity of which 10% or more of its actual interest is directly or indirectly owned by a Related Party; (3) such person or entity of which 10% or more of its actual interest and that of a Related Party is directly or indirectly owned by the same person or entity; (4) any trust or other property in which such person or entity owns a substantial actual interest or for which such person or entity is acting as a trustee (or undertaking a similar duty of trust); and (5) any person who cohabits with such person or is the director or manager of such entity or its parent company or its subsidiary, or any family member or spouse of such director or manager, or any family member of such spouse.
Appendix VI

Competing Business
Competing Business refers to any business which is in competition with Party A, including but not limited to the following activities: (1) developing and manufacturing products which compete with or which are similar to products developed or manufactured by Party A; (2) distributing, trading or selling, through direct sales or using networks or by other means, products that are manufactured in a different location but which compete with or are similar to products distributed, traded or sold by Party A; (3) providing, by any means, services which compete with or which are similar to services provided by Party A (the foregoing products or services include any products or services under development by Party A or products or services in the course of being planned and developed during the period that Party B holds shares in Party A or during his Term of Employment); or (4) possessing any other attributes which compete with Party A.
II.	Non-Compete

Non-Compete Period
The Parties hereby agree that, in accordance with the intent of the Agreement, the “Non-Compete Period” shall be the period during which Party B continues to be a Related Party and a period of two (2) years thereafter. “Related Party Relationship” refers to Party B’s related party relationship to Party A arising out of the fact that Party B owns a share interest in Party A (or holds the post of the                      of Party A); “Relationship Period” refers to the ongoing period during which Party B maintains a Related Party Relationship with Party A. The Relationship Period shall be the longer of Party B’s period of shareholding and the Term of Employment (if applicable).
Non-Compete Territory
The Parties hereby agree that, in accordance with the intent of the Agreement, the “Non-Compete Territory” shall refer to the entire world including, but not limited to, the British Virgin Islands, the British Cayman Islands, the People’s Republic of China (including the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau, and the territory of Taiwan, hereinafter referred as “China”), and any other countries and territories in the world where Party A is currently developing or may develop business in the future.
Non-Compete Obligations
Without the prior written approval of Party A, Party B warrants that, within the Non-Compete Period and the Non-Compete Territory, he shall not individually or in conjunction with a Related Party:
(1)	Engage in any conduct that will harm the interests of Party A (with respect to the intent of Clause 2.3, “Party A” shall be interpreted as including Party A and Party A’s subsidiary(ies), parent company(ies) or Related Party(ies)), or infringe on the legal rights of Party A; or

(2)	Incite, induce, encourage, or facilitate by other means, any employee of Party A to terminate the employment relationship with Party A, with the exception of actions undertaken by Party B with Party A’s written approval in the course of the performance of Party B’s duties within the Relationship Period.

(3)	Incite, induce, encourage or facilitate by other means any supplier, contractor or client of Party A (including, but not limited, to any golf operating and management companies,
Appendix VI

advertising firms, or advertisers) to terminate its cooperative relationship with Party A, or engage in any conduct which may have a negative effect on the cooperative relationship between Party A and such supplier, contractor or client.

(4)	Directly or indirectly, whether on Party B’s own behalf or acting as a representative or employee of another person or organization, provide any consulting services or other type of service that will assist others to engage in a Competing Business.

(5)	Individually or in conjunction with others, by any means (including, but not limited to, via investment, merger/acquisition, joint operation, joint venture; cooperation, partnership; subcontracting arrangement, leasing arrangement or share purchase) directly or indirectly engage in or participate in any business or activity which competes or may constitute competition with businesses currently being undertaken or to be undertaken by Party A.
III.	Applicable Law and Dispute Resolution

Applicable Law
The Agreement shall be governed by the laws of the PRC and interpreted in accordance therewith.
Dispute Resolution
(1)	The Parties shall use their best efforts to resolve any disputes arising out of or in relation to the Agreement through friendly negotiations. If a dispute is unable to be resolved by negotiations within sixty (60) days of any Party issuing a notice to the other Party of the existence of such dispute, then such dispute (including disputes related to the validity or existence of the Agreement) shall be submitted to the Beijing Sub-Commission of the China International Economic and Trade Arbitration Commission and be arbitrated in accordance with the arbitration regulations of such Sub-Commission in effect at the time of arbitration.

(2)	The arbitral award shall be final and equally binding on the Parties and may be compulsorily enforced in accordance with the stipulations of the relevant terms and conditions thereof.

(3)	The arbitration fees shall be borne by the losing party, unless otherwise specified by the arbitral award. If it is necessary for a Party to enforce the arbitral award by means of litigation, the breaching party shall pay all reasonable fees and expenses including, but not limited to, reasonable legal fees and any additional litigation or enforcement fees arising out of a Party’s application for the enforcement of the arbitral award.

(4)	During the period of dispute resolution, with the exception of the matters in dispute, the Parties shall continue to fulfill the Agreement in its entirety.
IV. Remedies for Breach of Contract
4.1	The Parties agree that if Party B breaches the Non-Compete obligations stipulated by Clause II of the Agreement, he shall bear liability for such breach. All benefits and proceeds acquired as a result of the breach of such Non-Compete obligations (such as work product resulting from engaging in competition with Party A) shall become the property of Party A. Furthermore, Party B shall compensate Party A for actual losses incurred by Party A as a result of such breach. Party A shall also have the right to request that Party B immediately terminate any activity related to the Competing Business.

4.2	Party B acknowledges that the compensation for the losses described in Clause 4.1 above will not constitute sufficient remedy for a breach of contract. Party B agrees that if the breach of the Agreement by Party B results in any payments, liabilities or losses suffered on the part of Party A
Appendix VI

(including but not limited to loss of profits by Party A), Party B shall compensate Party A such payments, liabilities or losses (including but not limited to interest and legal fees paid or lost as a result of the breach).

4.3	Party B agrees that, upon breach of the Agreement by Party B, he shall immediately resign from all posts held with Party A (if any) and waive any claims against Party A which may arise from such resignation.
V.	Effective Date and Term of Contract

The Agreement shall be effective upon the signing thereof by the Parties and shall remain valid until the expiration of the Non-Compete Period stipulated by Clause 2.1 of the Agreement. However, termination of the Agreement shall not affect the rights of a non-breaching party to pursue a breaching party for breach of contract in accordance with the Agreement.

VI.	Other
6.1	Entire Agreement: The Agreement and its Appendices and Attachments (if any) are the sole documents which completely and accurately describe the intentions of the Parties and constitute the entire agreement between the Parties with respect to the matters set forth herein. No prior statements, guarantees or agreements exist in relation to the Agreement. Unless agreed in writing by both Parties, amendments, additions and deletions to the terms and conditions of the Agreement shall not be binding on either Party.

6.2	Waiver: Any waiver of the breach of contract or fault under the Agreement is not to be taken as waiver of any other breach of contract or fault, regardless of whether they are of a similar nature. Any single or partial exercise of any right shall not exclude any other future exercise of such right. Notwithstanding the foregoing, such waiver shall be valid only upon issuance of a written document signed by an authorized signatory of the waiving Party and whose contents indicate that it was issued as a result of circumstances necessitating a waiver.

6.3	Severability: In the event that any term or condition of the Agreement is determined to be invalid (for whatever reason), unless the invalidity of such term or condition has an actual effect on the continued fulfillment of the contract as a whole, such invalidity shall not affect the other terms and conditions of the Agreement and such invalid term or condition shall be deemed to be deleted from the Agreement. After negotiations, the Parties may sign a supplemental agreement to make arrangements regarding related matters.

6.4	Third Party Interests: The Agreement shall be binding on and shall inure to the benefit of the Parties, their respective heirs, and those assignees approved by both Parties. Nothing in the Agreement may be deemed to explicitly or implicitly grant any right, relief or obligation to any other person or entity with the exception of the Parties, their respective heirs and approved assignees.

6.5	Notice: All notices, claims, requests, acknowledgements or other correspondence shall be made in writing, and the issuing party may personally, or through courier or registered mail, deliver the same to the address of the receiving party set forth below (or a different address as notified in writing by a Party). The time of delivery for all notices, claims, requests, acknowledgements or other correspondence in relation to the Agreement shall be deemed to be as follows: (1) in the event of a personal delivery, the actual time of delivery; (2) in the event of courier, after the third (3rd) day from the date of submission to the courier (if delivery occurs within three (3) days, then the actual date of delivery shall be binding) ; (3) in the event of registered mail (or mail posted
Appendix VI

overseas by air mail), after the fifth (5th) day from the date of posting (if delivery occurs within five (5) days, then the actual date of delivery shall be binding).

To:	Shanghai FLOG Media Culture Company Ltd.
	Address:	Room2309, Jinyulan Square, Dapu Road, Luwan District, Shanghai

	Attention:	Baohe Meng

	Telephone:	021-53960860

	Fax:	021-53960056

To:	[Party B]
Address:

Telephone:

Fax:
6.6	Headings: The headings of all clauses in the Agreement are for reference only and shall not be utilized in the interpretation of the Agreement or affect the meaning of the Agreement.

6.7	Disclosure: Unless otherwise stipulated by laws and regulations, neither Party nor its agent shall issue any public statements with respect to the Agreement or any other documents or subsequent documents signed in respect to the matters herein without the prior written consent of the other Party (such consent not to be unreasonably withheld).

6.8	Language: The Agreement is executed in Chinese.

6.9	Counterparts: The Agreement is executed in two (2) counterparts, one counterpart for each Party.
(This page is intentionally left blank, the signature page is attached at the end)
Appendix VI

(Non-Compete Agreement Signature Page, no other contents on this page.)
The Parties have noted the date of signature of the Agreement at the beginning of the document.

Party A:	Shanghai FLOG Media Culture Company Ltd.

Legal Representative: (Signed and Sealed)__________________
Baohe Meng

Party B:	[name]

(Signature) __________________
Non-compete Agreement Signature Page
Appendix VI

Appendix VII
Non-competition Agreement (to be signed with Shanghai Syndicate Advertising Co., Ltd.)
[See Exhibit 10.9.3]
Appendix 7